                                 EXHIBIT 99.1


                                 NEWS RELEASE
                               DECEMBER 7, 2001

                          SHEFFIELD STEEL CORPORATION
                            SAND SPRINGS, OKLAHOMA

For Immediate Release:

As you are aware, the U.S. steel industry has been under significant pressure from imported steel products, low product pricing and high energy costs. These factors, coupled with the reduced demand, have made it very difficult over the past 18 months.

Consequently, to help us to restructure our balance sheet, Sheffield Steel has found it necessary to file for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing includes Sheffield Steel and it's subsidiaries, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc. Sheffield Steel intends to continue normal operations and does not foresee any significant interruption in the shipment of product to our customers. The support of our customers, vendors and creditors is paramount to our efforts to emerge as a much stronger and more viable company.

Sheffield Steel is a mini-mill producer of SBQ and MBQ hot-rolled bar products, concrete reinforcing bar and fabricated products including fabricated rebar, steel fence posts and railroad track spikes. The company's headquarters and largest manufacturing facility is located in Sand Springs, Oklahoma where it has an annual billet making capacity of 600,000 tons. It also has a rolling mill in Joliet, Illinois and two fabrication shops in the Kansas City area.